THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

Sarah Palisi Chapin Named to Middleby Corporation Board of Directors

Elgin, Ill. (November 7, 2013) – The Middleby Corporation (NASDAQ: MIDD) today announced that Sarah Palisi Chapin has been named to its Board of Directors. Ms. Chapin will serve on the Compensation Committee and will become the seventh member of the Board.

Ms. Chapin has been Chief Executive Officer and serves on the Board of Hail Merry Snack Foods, a gluten-free, vegan, non-GMO snack and refrigerated dessert company and manufacturer since 2009. Ms. Chapin brings to the Board more than three decades of experience in the food service industry, including a comprehensive understanding of strategy, development, private equity enterprise growth and strategy.

“The experience Sarah brings to Middleby will be an outstanding asset to our Board as we continue to grow and enter markets with new products and strategies,” said Middleby Chairman and CEO Selim A. Bassoul. “Her successful track record of implementing innovative, industry-changing ideas in a diversity of business situations will be a great benefit to Middleby.”

A graduate of Purdue University with a Bachelor’s of Science degree, Ms. Chapin began her career at Pizza Hut and later served as a Vice President of Worldwide Business Strategy with Burger King. She then served as CEO of Enersyst Development Center (1995-2003), an intellectual property, development and licensing company touching restaurant, vending and food production industries.

Ms. Chapin is also a former officer of GrandMet and Pepsico, and has served on the Boards of companies such as Jersey Mike’s, Lakeside Manufacturing and Caribou Coffee. She resides in Dallas with her husband.

About The Middleby Corporation
The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial, industrial processing and residential markets. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, Celfrost®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly known as Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment® RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading brands serving the residential kitchen market include Jade®, Turbochef®, and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

Contact: Darcy Bretz (847) 429-7756